Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-290052) of CID Holdco, Inc. (the “Company”) of our report dated June 25, 2025, which included an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit of the consolidated financial statements of See ID, Inc. dba Dot Ai, Inc. as of December 31, 2024 and for the year then ended, which appears in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Berkowitz Pollack Brant, Advisors + CPAs

New York, New York

September 16, 2025